EXHIBIT 5.1

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York  10020
www.dlapiper.com

T   212.335.4500
F   212.335.4501

November 18, 2010

Kingold Jewelry, Inc.
15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023

Re:	Kingold Jewelry, Inc. ― Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Kingold Jewelry, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (as so filed and as amended, the “Registration Statement”) filed, on or about June 18, 2010 (File No. 333-167626), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to the sale of up to 5,750,000 shares (the “Shares”) of common stock of the Company, par value of $0.001 per share (the “Common Stock”).

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law including the applicable provisions of Delaware statutory law and reported judicial decisions interpreting those laws. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state of the United States or any foreign jurisdiction.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized shares of Common Stock and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.  This opinion is to be used only in connection with the sale of the Shares while the Registration Statement is in effect.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

DLA PIPER LLP (US)

/s/ DLA PIPER LLP (US)